Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary Name	Jurisdiction of Organization or Incorporation
Corvis Netherlands Holding B.V.	Netherlands
Corvis France R&D S.A.S.	France
Corvis U.S. Holdings, Inc.	Delaware
Corvis U.S. Operations, Inc.	Delaware
CIII Communications, LLC.	Delaware
Broadwing Communications, LLC.	Delaware
BCRES Inc.	Delaware
Broadwing Communications IRV, LLC.	Delaware
Broadwing Communications Asset, LLC.	Delaware
Broadwing Communications Real Estate, LLC.	Delaware
Broadwing Communications Employees, Inc.	Delaware

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